UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2015

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35493	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

Following a reverse/forward stock split by CoSine Communications, Inc. (“CoSine”), which was effective on December 28, 2015, CoSine has been reorganized as a wholly owned subsidiary of WebFinancial Holding Corporation (“WebFinancial”), itself a wholly owned subsidiary of Steel Partners Holdings L.P. (the “Company”). The reorganization was effective on December 31, 2015, and was effected by merging CoSine with and into WebFinancial Holding LLC, a wholly owned subsidiary of WebFinancial, with WebFinancial Holding LLC surviving as a wholly owned subsidiary of WebFinancial. Pursuant to the merger, former shareholders of CoSine had their shares of CoSine common stock converted into the right to receive shares of WebFinancial common stock and WebFinancial Series A preferred stock and their shares of CoSine Series B preferred stock converted into the right to receive shares of WebFinancial Series A preferred stock. In the aggregate, following the merger, such former shareholders of CoSine, other than the Company or its subsidiaries, now own approximately 9.3% of the outstanding common stock of WebFinancial and approximately 2.4% of the outstanding Series A preferred stock of WebFinancial. There is currently no public market for the shares of WebFinancial common stock or WebFinancial preferred stock and none is expected to develop.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

January 7, 2016	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ James F. McCabe, Jr.
James F. McCabe, Jr.
Chief Financial Officer